EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT made and executed as of the 18th day of March , 1993, by and between GREEN SPRING HEALTH SERVICES, INC., a Delaware corporation hereinafter the "Employer") and Henry T. Harbin, M.D. (hereinafter the "Employee").

                                  WITNESSETH:

         WHEREAS, the Employee currently serves in the capacity of Executive Vice-President and Chief Operating Officer.

         WHEREAS, it is the intention of the parties hereto to set out the terms and conditions of that employment and the rights and duties of the Employee in fulfilling the capacity of Executive Vice-President and Chief Operating Officer for the Employer.

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, all in accordance with the provisions hereinafter set forth, it is agreed by and between the parties hereto as follows:

         1. (a) Effective as of the date hereof the Employer confirms the employment of the Employee and the Employee agrees to continue to be employed by the Employer and to continue to serve as the Executive Vice-President and Chief Operating Officer of the Employer, pursuant to the terms of this Agreement.

                  (b) (i) The term of this employment shall commence on the date hereof and shall terminate on the last day of the calendar month in which occurs the third (3rd) anniversary of the date hereof ("Initial Term"). After the Initial Term, this Agreement shall automatically renew for a one year period and for subsequent one year periods thereafter unless one party presents to the other party written notice of intent to terminate the Agreement at least ninety
(90) calendar days prior to the applicable expiration date of this Agreement.

         2. (a) During the period commencing as of the date hereof through December 31, 1993, the Employee will be entitled as compensation for the performance of his duties an annual salary (the "Salary") of Two hundred and twenty-two thousand dollars ($222,000). On the first (1st) day of January, 1994 and on the first (1st) day of each January thereafter during the term of this Agreement, the annual Salary in effect immediately preceding the

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month of the  adjustment  shall be adjusted  by (i) the  increase in the cost of living which shall be accomplished by multiplying the then annual salary by a fraction the numerator of which is the Index (as hereinafter defined) most recently published as of the month immediately preceding the month of the adjustment and the denominator of which shall be the Index most recently published as of the thirteenth (13th) month immediately preceding the month of the adjustment, provided, however, in no event shall any annual adjustment be less than two percent (2%) nor more than seven percent (7%), and if but for this proviso the adjustment would be less than two percent (2%), then and in such event the adjustment shall be two percent (2%), and if but for this proviso, the adjustment would be more than seven percent (7%), then and in such event the adjustment shall be seven percent (7%). For the purposes hereof, the "Index" shall be the Consumer Price Index for all urban wage earner (CPIU) for Washington D.C. maintained by the United States Department of Labor, Bureau of Labor Statistics (1982-84 - 100); (ii) or any other increase in annual salary which shall not be less than the increase set forth in 2(a)(i) above; and

                  (b) (i) In addition to the annual Salary, the Employee shall be entitled subject to the discretion of the President to an annual short term incentive target of 17.5%. The calculation of the short term incentive target will be a minimum based upon the same method used by Employer during calendar year 1992. (ii) Additionally, in the event of a Change of Control of the Company set forth in the 1992 Stock and Performance Incentive Plan ("Incentive Plan"), the vesting schedule set forth in the Incentive Plan shall accelerate as set forth in Exhibit A, attached hereto and incorporated herein. (iii) In the event there is an agreement to consummate a merger agreement with MEDCO or an affiliate of MEDCO or there is an agreement to consummate any other merger agreement or acquisition agreement, in which it is contemplated that all awards will be vested and paid at or before the closing for said merger or acquisition, all Employee's awards will be fully vested and exercised by Employee upon the closing of a merger or acquisition, and Employee hereby agrees if he/she has options under the Incentive Plan, his/her options under the Incentive Plan will be void and canceled immediately prior to the consummation of the merger of acquisition; and further the Employee agrees that the fair market value of the company in determining the value of the awards will be $45,000,000.00; and


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                  (c)      All payments of compensation shall be subject to all
lawful deductions such as Federal Withholding Taxes and FICA; and

                  (d) In addition to the compensation payable to the Employee as provided by subparagraphs 2(a) and 2(b) above, the Employee shall be entitled to fringe benefits similar to those the Employee enjoyed prior to the Change of Control. This provision does not apply to the Transition Assistance Policy or Vacation Policy which the Employer had in place prior to the Change of Control.

         3. (a)  During the term of this employment the Employee shall:

                 (i) hold the title of Executive Vice President and Chief Operating Officer; and

                 (ii) generally perform the duties on behalf of the Employer that he performs as of the date hereof and such other duties which may be
required   commensurate  with  the  Employee's   professional   ability  and
qualifications.

            (b) During the term of this employment, if the Employer and the Employee mutually agree to a change in the duties of the Employee, then and in that event the parties shall to the extent necessary and appropriate modify the terms of this Agreement, including, if such modification requires, an adjustment to the Salary and/or fringe benefits.

         4. (a) The Employee agrees: (i) not to disclose any trade or secret data or any other proprietary or confidential information acquired during employment by the Employer or a subsidiary of the Employer, during employment or after the termination of employment or retirement, except with the prior permission of Employer, unless said information becomes generally available to the public or becomes available to Employee on a non-confidential basis from a source other than the Employer; (ii) not to interfere with the employment of any other employee of the Employer or a subsidiary of the Employer, or urge, induce or solicit other employees to leave the Employer or a subsidiary of Employer;
(iii)  during the term of  employment  with the Employer and for a period of two
(2) years following employment termination, not to solicit the business of, contract with, or become employed by any entity with which the

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Employer has contracts or had contracts within the two (2) years period prior to termination, including subsidiaries, affiliates or organizations related to such entities; and (iv) during the term of employment and for one (1) year after the termination of employment, engage, directly or indirectly, or through any corporations or associations in any business enterprise or employment which is directly competitive (including but not limited to the following activities: utilization management, network management or mental health and/or substance abuse managed care) with the Employer or an subsidiary in any state or territory, including the District of Columbia, where the Employer does business at the time of the Employee's termination of employment. (b) Section 4(a)(iv) and 4(a)(v) shall not be binding on Employee is Employee has completed the Employment Period set forth in paragraph 1 and the Employee is not offered continued employment with the Employer, or if Employee's Employment Period is terminated by Employer without cause earlier than that time set forth in paragraph 1.

         5. The Employment Period shall terminate earlier than that time set forth in Paragraph 1 above in the event of the occurrence of the following:

            (a)      the death of the Employee; or

            (b) the disability of the Employee as defined by Paragraph 6 hereinbelow; or

            (c) the default by the Employee as defined by Paragraph 7 hereinbelow.

         6. For purposes of this Agreement, the term disability means that the Employee is substantially unable to discharge his responsibilities to the Employer and its affiliates by reason of physical or mental illness or incapacity, whether arising out of sickness, accident or otherwise, and shall be evidenced by the written determination of a qualified medical doctor acceptable to the Employer, which determination shall specify the date and time when such disability commenced and that it has continued uninterrupted for a period of at least one hundred eighty (180) days.


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         7. For purposes of this Agreement, the term default means that the
Employee has:

            (a) by deliberate and intentional actions refused to perform his duties for the Employer as provided by Paragraph 3 above. In the event that the Employer determines that the Employee has deliberately or intentionally failed to perform his duties for the Employer as provided in Paragraph 3, the Employer shall notify the Employee in writing of the reasons for its determination and shall provide the Employee a reasonable period in which to either contest the determination or to correct the defects in performance; or

            (b) breached or otherwise failed to comply with the provisions of Paragraph 4 above; or

            (c) committed an act of dishonesty, fraud, misrepresentation or other acts of moral turpitude which in the reasonable opinion of the Board of Directors of the Employer causes it to conclude that the continuation of employment is not in the best interests of the Employer; or

         8. In the event the Employer shall terminate without cause the Employment Period earlier than that time set forth in Paragraph 1, or Employer shall change the location of Employee's primary base of employment from Columbia, Maryland, the Employee shall be entitled to all compensation set forth in paragraph 2(a), 2(b), and 2(d) for the remaining balance of the Employment Period.

         9. All notices required hereunder shall be in writing and either delivered by hand delivery or by certified mail, postage prepaid, return receipt requested. Notices to the Employer shall be addressed as follows: Green Spring Health Services, Inc., Suite 500, 5565 Sterrett Place, Columbia, Maryland 21044,
Attn: President, with a copy to: Joyce Fitch, Esquire, c/o Green Spring Health Services, Inc., Suite 500, 5565 Sterrett Place, Columbia, Maryland 21044; and notices to the Employee shall be addressed to the then last know address of the Employee as reflected on the records of the Employer.


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         10. Other than as set forth in paragraph 13 of this agreement, upon the dissolution, reorganization, or consolidation of Employer, Employee shall not be bound by the terms of this Agreement.

         11. This Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, successors and assigns. The Employee, however, shall not assign any part of his rights and/or duties under this Agreement, unless the Employer agrees thereto in writing.

         12. This instrument contains the entire agreement of the parties. It may not be changed orally and only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification, extension or discharge is sought.

         13. Notwithstanding the provisions of Paragraph 1(b) setforth above, this Agreement shall terminate upon the merger of MEDCO or an affiliate of MEDCO. Additionally, in the event there is an Agreement to consummate a merger agreement with MEDCO or an affiliate of MEDCO, Employee shall be bound by the provisions of Paragraph 2(b)(iii).

         14. This Agreement shall be governed by the laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

ATTEST:                                    GREEN SPRING HEALTH SERVICES, INC.


   /s/ Joyce N. Fitch                       By:    /s/ Paul G. Shoffeit
-----------------------                        --------------------------------
                                               President
WITNESS:

  /s/ Judith Poulin                              /s/ Henry Harbin, M.D.  (SEAL)
-----------------------                        --------------------------------




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                                                                     EXHIBIT A

                           AMENDMENTS TO STOCK AND PERFORMANCE
                                INCENTIVE PLAN AGREEMENTS
                          FOR PARTICIPANTS WHO HAVE ENTERED INTO
                                  EMPLOYMENT AGREEMENTS

         Section I.D. of the Stock and Performance Incentive Plan Agreements (for PAR Grants, PAR and Option Grants and PRU and Option Grants) (the "Plan Agreements") is amended by inserting after the vesting schedule set forth in such section, the following:

         In the vent of a Change of Control of the Company, the vesting schedule set forth above, as of the next January 1 after such Change of Control (the "Acceleration Date") (except as set forth below), automatically shall be accelerated by one year (so that at such Acceleration Date, the award shall vest by that percentage that would have vested on the next anniversary of the grant that follows the Acceleration Date pursuant to the above schedule; at such next anniversary of the grant following the Acceleration Date, the amount vested shall be that percentage that would have otherwise vested on the next succeeding anniversary pursuant to the above schedules; etc). Notwithstanding the foregoing with respect to the effective date of such accelerated vesting, for purposes of Sections 2.3(c) and 3.3(c) of the Incentive Plan, if any event specified in Section 2.3(c) or 3.3(c) occurs after a Change of Control of the Company but prior to the Acceleration Date, the vesting schedule set forth above automatically shall be accelerated by one year as of the date of such event specified in Section 2.3(c) or 3.3(c) (so that upon such event the amount vested shall be that percentage that would have otherwise vested at the next anniversary of the grant after such event pursuant to the above schedule or on the Acceleration Date pursuant to the previous sentence, whichever would occur first). Notwithstanding these provisions with respect to acceleration, awards shall vest pursuant to the above schedule on any anniversary of the date of grant that occurs between a Change of Control and the Acceleration Date.




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